Exhibit 99.1

[ATHEROGENICS, INC.]

FOR IMMEDIATE RELEASE

AtheroGenics Modifies ANDES Clinical Trial Discontinuing Highest Dose of AGI-1067
- ANDES to Continue with Two Lower Doses -

ATLANTA, GA – November 9, 2007 -- AtheroGenics, Inc. (NASDAQ: AGIX), today announced that after discussions with the U. S. Food and Drug Administration (FDA), the 300 mg dose of AGI-1067 in the ANDES trial will be discontinued based on a further review of the overall risk/benefit profile observed in the ARISE clinical trial. The ANDES trial will continue with the 75 mg and 150 mg doses.  ANDES is a dose ranging study to confirm the important pre-specified diabetes findings from the Company’s recently completed ARISE Phase lll clinical trial.

“We believe that AGI-1067, at the doses now being studied in ANDES, continues to represent an important opportunity as a novel treatment for patients with diabetes and heart disease,” said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics.  “AtheroGenics remains focused on completing ANDES enrollment by year end.”

The action taken today was based on a further review of the rare occurrence of adverse effects on the liver with the 300 mg dose of AGI-1067 seen in the ARISE trial and additional discussion with the FDA about these data.

ANDES enrollment continues on schedule and is expected to be completed before the end of 2007, with an interim analysis of the study’s primary endpoint planned to be reported out in the second quarter next year.

About AGI-1067
AGI-1067 is an anti-inflammatory antioxidant agent that works by inhibiting signaling pathways that are activated in response to oxidative stress and pro-inflammatory stimuli. Oxidative stress and inflammation have been demonstrated to play a central role in the pathogenesis of insulin resistance and diabetes.

AGI-1067 has been evaluated at various doses in numerous preclinical and clinical studies, including a recent cardiovascular clinical outcomes study comprised of 6,144 subjects followed for up to three years. In that study, AGI-1067 dosed at 300 mg achieved significant results in important pre-specified diabetes endpoints, demonstrating an improvement in glycemic control in patients with diabetes already being managed by conventional therapies. In addition, the number of study subjects who developed diabetes for the first time was reduced by more than 60 percent. Based upon those findings, AtheroGenics has commenced ANDES, a Phase III clinical trial to determine the optimal dose for glycemic control.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). AtheroGenics has commenced ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study), a Phase III clinical trial to study its lead antioxidant and anti-inflammatory drug candidate, AGI-1067, in patients with diabetes. In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. For example, additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. The U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis / Dana Conit	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770 or 781-301-1051	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com